                                                              Rule 424(b)(3)
                                                           File No. 33-61649
                                                   Republic Industries, Inc.




                      SUPPLEMENT NO. 3 DATED DECEMBER 18, 1996
                         TO PROSPECTUS DATED AUGUST 11, 1995
                     AS SUPPLEMENTED BY SUPPLEMENT NO. 1 DATED
                       FEBRUARY 20, 1996 AND SUPPLEMENT NO. 2
                               DATED AUGUST 16, 1996



As a result of the transfer by Mr. Huizenga of his 24,997,440 shares of Common Stock, the table of Selling Stockholders in the Selling Stockholder Section of the Prospectus is hereby further supplemented as follows:

                                                                          Shares to be Offered for
                                    Shares Beneficially Owned             The Selling Stockholder's
Selling Stockholder                   Prior to the Offering                       Account
-------------------                 -------------------------             -------------------------

H. Wayne Huizenga(21).............       29,462,557(22)                          24,997,440

Huizenga Investments Limited
Partnership(23)...................       24,997,400                              24,997,440


____________________________

        (21) Mr. Huizenga has served as the Chairman of the Board and Chief Executive Officer of the Company since August 3, 1995.

        (22) The aggregate amount of Common Stock beneficially (for federal securities law purposes) owned by Mr. Huizenga consists of (i) 24,997,400 shares of Common Stock owned by Huizenga Investments Limited Partnership, a Nevada limited partnership (the "Limited Partnership"), of which Mr. Huizenga is the sole limited partner and the sole shareholder of the corporate general partner, Huizenga Investments, Inc. (the "General Partner"), (ii) 1,000,000 shares held by his wife, and (iii) vested options to purchase 2,000,000, 1,000,000 and 465,117 shares of Common Stock at exercise prices of $12.375, $10.125 and $16.125 per share, respectively. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.

        (23) Mr. Huizenga is (i) the sole limited partner of the Limited Partnership and (ii) the sole shareholder of the General Partner. As a result, Mr. Huizenga is deemed to own beneficially (for federal securities law purposes) the shares of Common Stock held by the Limited Partnership.